Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Tuesday, February 25, 2025

HYSTER-YALE
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Q4 and full year 2024 Highlights:
•Full year revenues of $4.3 billion in 2024; Q4 2024 $1.1 billion
•Adjusted results exclude charges of $22.6 million in FY 2024 and $21.4 million in Q4 2024 for streamlining its manufacturing footprint and optimizing its operations
•Full year operating profit of $245 million; adjusted operating profit $267 million
•Q4 2024 operating profit of $32 million; adjusted operating profit of $54 million
•Full year revenues, operating profit and net income exceeded strong prior year performance
•Year-over-year revenue growth in Americas Lift Truck: FY 2024 +11%; Q4 2024 +13%
•Generated $171 million of cash from operations in FY 2024; $81 million Q4 2024
•Repurchased approximately $5 million of Company's Class A common stock in Q4 2024

Cleveland, Ohio, February 25, 2025: Hyster-Yale, Inc. (NYSE: HY) reported consolidated results for the fourth quarter and full-year 2024. All comparisons are to the fourth quarter 2023, unless otherwise noted.

	Twelve Months Ended
	December 31,
($ in millions except per share amounts)	2024	2023	% Change
Revenues	$4,308.2	$4,118.3	5%
Operating Profit	$244.8	$208.7	17%
Net Income	$142.3	$125.9	13%
Diluted Earnings per Share	$8.04	$7.24	11%

Adjusted Operating Profit(1)	$267.4	$208.7	28%
Adjusted Net Income(1)	$159.0	$125.9	26%
Adjusted Diluted Earnings per Share(1)	$8.98	$7.24	24%
(1) Reconciliations of reported to adjusted figures are included below.
•Full year revenues grew by 5% compared to FY 2023. This was led by an increase in the Lift Truck business' average selling price from the prior year as result of sustained efforts to maintain pricing discipline.
•In 2024, adjusted results exclude charges of $22.6 million primarily to streamline the Company's manufacturing footprint and optimize its operations. The charges support efforts to optimize the Company's footprint by reducing costs and improving operational efficiency. These manufacturing footprint improvement and operational optimization programs were primarily initiated in Q4 2024. In the Americas, the programs are designed to right-size the Company's production footprint by taking advantage of manufacturing synergies from its expanding lineup of modular products to further enhance profitability.
•Hyster-Yale's adjusted operating profit improved 28% compared to strong prior year levels. Full year results benefited mainly from the Lift Truck business performance, with improved unit margins, driven by pricing. Higher freight and operating expenses partially offset these improvements. Throughout 2024, the Lift Truck business added sales and marketing headcount to support future business growth and upcoming product launches. Additionally, investments were made to support strategic initiatives, including product development and customer-facing technology, reaffirming the Company's commitment to delivering optimal solutions and exceptional customer care.

	Three Months Ended
($ in millions except per share amounts)	Q4 2024	Q4 2023	% Change	Q3 2024	% Change
Revenues	$1,067.5	$1,027.2	4%	$1,016.1	5%
Operating Profit	$32.3	$48.7	(34)%	$33.1	(2)%
Net Income	$10.3	$25.2	(59)%	$17.2	(40)%
Diluted Earnings per Share	$0.58	$1.43	(59)%	$0.97	(40)%

Adjusted Operating Profit(1)	$53.7	$48.7	10%	$34.3	57%
Adjusted Net Income(1)	$26.1	$25.2	4%	$18.1	44%
Adjusted Diluted Earnings per Share(1)	$1.47	$1.43	3%	$1.02	44%
(1) Reconciliations of reported to adjusted figures are included below.
Comments for Q4 period are detailed in segment results sections below.

Lift Truck Business Results
Revenues by geographic segment were as follows:

($ in millions)	Q4 2024	Q4 2023	% Change	Q3 2024	% Change
Revenues	$1,021.6	$981.5	4%	$967.4	6%
Americas(2)	$800.2	$708.4	13%	$771.1	4%
EMEA(2)	$175.4	$221.1	(21)%	$145.0	21%
JAPIC(2)	$46.0	$52.0	(12)%	$51.3	(10)%
(2) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Q4 2024 Lift Truck revenues increased 4% over prior year and 6% sequentially primarily due to favorable sales mix.
•Sales grew in the Americas, particularly for higher-value Class 4 and Class 5 internal combustion engine trucks.
•EMEA unit revenues declined year-over-year primarily due to lower product demand and unfavorable sales mix shift toward lower average revenue Class 3 products.
•Globally, average Lift Truck selling prices rose 6% year-over-year, mainly driven by sustained efforts to maintain pricing discipline.
•Sequentially, Lift Truck revenues improved largely due to increased deliveries in the Americas and improvements due to seasonality in EMEA.

Gross profit, operating profit (loss) and adjusted operating profit (loss) by geographic segment were as follows:

($ in millions)	Q4 2024	Q4 2023	% Change	Q3 2024	% Change
Gross Profit	$191.8	$192.8	(1)%	$172.9	11%
Americas	$167.0	$151.1	11%	$147.8	13%
EMEA	$22.2	$37.6	(41)%	$19.5	14%
JAPIC	$2.6	$4.1	(37)%	$5.6	(54)%
Operating Profit (Loss)	$45.3	$54.2	(16)%	$39.0	16%
Americas	$71.8	$55.0	31%	$52.7	36%
EMEA	$(11.8)	$6.0	n.m.	$(9.6)	(23)%
JAPIC	$(14.7)	$(6.8)	n.m.	$(4.1)	n.m.

Adjusted Operating Profit (Loss)(1)	$62.1	$54.2	15%	$40.0	55%
Americas(1)	$78.6	$55.0	43%	$52.7	49%
EMEA(1)	$(9.4)	$6.0	n.m.	$(9.6)	2%
JAPIC(1)	$(7.1)	$(6.8)	(4)%	$(3.1)	n.m.

(1) Reconciliations of reported to adjusted figures are included below.
n.m. - not meaningful
Q4 2024 Lift Truck adjusted operating profit excludes $17 million of manufacturing footprint improvement and operational optimization charges.

Adjusted operating profit improved 15% in Q4 2024 compared to a strong prior year. Lift Truck product margins remained well above targeted levels largely due to a continued favorable product mix. Increased warranty costs, in addition to ongoing freight and cost inflation-related variances, resulted in a modest gross profit decline. Employee-related expenses decreased year-over-year, largely due to lower incentive compensation related to the decline in the Company's stock price.
•Americas operating profit improved versus prior year due to higher volumes and favorable product mix. This was partly offset by increased warranty, freight and material costs. Operating expenses were lower year-over-year.
•EMEA's operating profit decline was primarily due to reduced volumes and resulting manufacturing inefficiencies. In addition, Q4 2024 sales mix was weighted toward lower-priced Class 3 products compared to prior year.

Bolzoni Results

($ in millions)	Q4 2024	Q4 2023	% Change	Q3 2024	% Change
Revenues	$82.9	$87.3	(5)%	$97.6	(15)%
Gross Profit	$17.9	$19.4	(8)%	$23.3	(23)%
Operating Profit (Loss)	$(4.4)	$2.6	(269)%	$6.2	(171)%

Adjusted Operating Profit (Loss)(1)	$(0.1)	$2.6	(104)%	$6.2	(102)%

(1) Reconciliations of reported to adjusted figures are included below.
Bolzoni's revenues decreased modestly in Q4 2024 compared to prior year, primarily due to unfavorable product mix and lower volumes. Gross profit declined as a result of unfavorable product margins as well as manufacturing inefficiencies related to decreased sales volumes. Higher operating expenses, primarily related to employee costs and the sale of a non-core business, reduced adjusted operating profit year-over-year.

Nuvera Results

($ in millions)	Q4 2024	Q4 2023	% Change	Q3 2024	% Change
Revenues	$0.4	$0.2	100%	$0.3	33%
Gross Profit (Loss)	$(1.8)	$(2.4)	25%	$(3.0)	40%
Operating Loss	$(8.3)	$(8.0)	(4)%	$(11.8)	30%

Adjusted Operating Loss(1)	$(8.0)	$(8.0)	—%	$(11.6)	31%
(1) Reconciliations of reported to adjusted figures are included below.
Despite a strong demonstration program, lack of industry readiness has delayed Nuvera's bookings and resulted in lower than anticipated revenues. Adjusted operating loss improved in Q4 2024 compared to Q3 2024 mainly due to lower marketing expenses and reduced employee-related costs from headcount reduction initiative started in Q3 2024. The hydrogen fuel cell industry continues to face slow customer adoption rates due to ongoing hydrogen supply constraints and delays in fuel cell development programs for heavy-duty electric vehicles.

Income Tax Expense
Q4 2024's 55% reported income tax rate is higher than the 2024 annual tax rate of 34% due to manufacturing footprint improvement and operational optimization charges recorded in the fourth quarter for which no tax benefit was recognized as a result of the Company's valuation allowance position. 2024's full year effective income tax rate of 34% was higher than the prior year's 29% rate. The elevated 2024 rate largely relates to the ongoing capitalization of research and development costs for U.S. tax purposes combined with the Company's inability to record deferred tax assets on its balance sheet due to its U.S. valuation allowance position. This combination also affected 2023's effective income tax rate, but the impact was partly offset by the Company's utilization of tax assets, which were nearly exhausted, related to accumulated U.S. net operating losses during the year.

Liquidity and Capital Allocation

($ in millions)	December 31, 2024	September 30, 2024	% Change
Debt	$440.7	$468.5	6%
Cash	96.6	75.6	28%
Net Debt	$344.1	$392.9	12%
Debt-to-total Capital	47%	46%	(1)%

The Company remains focused on cash generation and capital deployment as its operational strategies drive improved earnings. Q4 2024's operating cash flow of $81 million was primarily used to further reduce debt, fuel growth-related capital expenses, and repurchase the Company's shares.
•Net debt decreased by 12% compared to Q3 2024, with lower debt outstanding and increased cash.
•Debt-to-total capital ratio of 47% increased by 100 basis points sequentially.
•The Company repurchased approximately $5 million of its Class A common stock in Q4 2024.
•Unused borrowing capacity of $290 million increased by 11% compared to September 30, 2024 as improved cash conversion resulted in lower borrowings.

The Company continues to focus on decreasing working capital, especially through inventory efficiency.
•Inventory levels decreased in Q4 2024 by $61 million versus prior year and by $100 million sequentially. These gains stemmed from a better alignment of production needs and on hand materials along with increased unit shipping and installation discipline.
•Working capital was 18% of sales at year-end 2024, improving by 300 basis points compared to Q3 2024. This was primarily driven by improved working capital efficiency and higher full-year revenues.

Outlook

Consolidated Strategic Perspective
Hyster-Yale’s strong 2023 and 2024 financial performances were largely due to a strong backlog and strategic actions taken in recent years. These efforts focused on delivering optimal solutions and exceptional customer care. Most importantly, the execution of key strategies, projects and significant process improvements, have better positioned the Company for substantial long-term profitable growth. As part of this, the Company’s product development and process improvement efforts are leading to significant advantages, including:
•more efficient lift truck production, by enabling the Company’s plants to build internal combustion and electric trucks on the same production lines, which should support higher volumes on existing production lines;
•leveraging modular and scalable product designs to produce similar high-volume trucks globally, enabling the Company to better meet customer demand while minimizing operational costs;
•increasing operational efficiency and factory utilization; and
•phasing out Bolzoni’s lower-margin legacy component manufacturing, which creates manufacturing space for further profitable attachment growth.

Overall, these improvements are leading to a more efficient and flexible organization. To move these programs forward, in Q4 2024, the Company initiated projects to lower costs, optimize its manufacturing footprint, reduce lead times and better position itself for profitable growth. As a result, the Company incurred costs to streamline its manufacturing footprint and optimize its operations of $21 million in Q4 2024. As the Company fully executes its manufacturing footprint improvement programs, it expects additional implementation costs ranging from $8 million to $16 million in each of 2025 and 2026. Benefits from these programs are expected to begin in late 2025. These initial benefits are likely to be offset by operational inefficiencies related to lower full-year production in 2025. Benefits in 2026 are expected to be small as the Company fully phases in the programs. Beginning in 2027, these fully developed programs are currently expected to generate significant income and cash benefits from $30 million to $40 million annually, based on current assumptions for expected volumes and costs. These programs are designed to reduce the negative impact from cyclicality on the business.

Lift Truck Business
The Company estimates that the Q4 2024 global lift truck bookings market declined moderately from prior year levels with industry backlog slightly above normalized levels. In 2025, the Company anticipates a slight improvement in the global lift truck market from depressed 2024 levels. This increased market is primarily in EMEA and JAPIC geographic markets, leading to higher year-over-year bookings market in 2025.

Dollar-value Lift Truck bookings and backlog were as follows:

(In millions)	Q4 2024	Q4 2023	% Change	Q3 2024	% Change
Unit Bookings $ Value	$400	$480	(17)%	$370	8%
Unit Backlog $ Value	$1,930	$3,330	(42)%	$2,300	(16)%
The Company's Q4 2024 factory bookings dollar-value decreased 17% year-over-year to $400 million. Sequentially, the value of bookings increased by 8%, primarily in the Americas. Orders increased for higher-priced, 4- to 6-ton Class 1 and the Company's new modular, scalable Class 5 lift trucks. EMEA's dollar-value bookings slightly increased and JAPIC's were flat compared to Q3 2024. This overall increase suggests further stabilization for both Hyster-Yale and the global market.

Due to 2024 sales efforts, the Company's warehouse market share grew as result of it's warehouse penetration strategy, which includes advanced on-truck technologies. These share gains are expected to continue in 2025. Additionally, new modular, scalable counterbalanced trucks are anticipated to launch in the first half of 2025, including the electric models of the 1- to 3.5-ton trucks later in the year. These new products should lead to share gains over time.

For much of the past two years, the Company has benefited from the tailwinds of favorable pricing and a significant order backlog. This supported robust production levels in 2023 and 2024 with product margins well above targeted levels. The 2024 market decline resulted in lower bookings and increased cancellations across the year, including a Q4 2024 bookings level that was below expectations. This led to a reduced, but more normalized, $1.9 billion backlog entering into 2025. As result, the Company's initial 2025 production estimates are well below 2024 levels. To maintain a more consistent backlog level, while balancing market share and industry demand, production rates will be lower in the first half of 2025 and increase in the second half of the year. This sets the stage for expected accelerated growth in 2026. However, if the bookings market or the Company's expected market share improvements fail to meet expectations, its global production levels will likely moderate in the second half of 2025.

The Company continues to focus on maintaining bookings with margins at or above targeted margin levels through a combination of new product introductions, including modular and scalable models, and ongoing cost and pricing discipline. Margins are expected to decline in 2025 compared to the prior year due to increased competitive dynamics in the market, but importantly remain above target levels. Due to the current economic uncertainty created by potential tariff changes in the U.S. and abroad, the Company intends to remain agile with its pricing strategy responding as required to reduce the impact of tariffs on its cost structure. The Company anticipates margins to remain above target levels in 2025.

As a result of the lower production levels in 2025, the Company expects a significant year-over-year revenue decrease. Operating expense is expected to increase year-over-year in 2025 to support long-term profitable growth efforts. The Company plans to increase its sales capacity and capability as well as enhance its underlying information technology systems. A portion of these higher costs are likely to be offset by increased use of lower cost shared service capabilities and more efficient processes and tools. As a result of the lower revenues, unit margin declines and increased expenses, the Company expects 2025 operating profit to be significantly lower than the exceptionally strong 2024 performance.

Bolzoni
Bolzoni product margins are expected to improve modestly year-over-year, despite decreased revenues due to the planned phase out of lower-margin legacy component sales to the Lift Truck business. Increased production of higher margin attachments are expected to offset lower legacy component sales. As a result, Bolzoni's 2025 operating profit is anticipated to be comparable to 2024 adjusted operating profit.

Nuvera
During 2025, Nuvera will remain focused on increasing customer product demonstrations and orders, especially HydroChargeTM, its new portable hydrogen fuel cell-powered generator. This product was introduced in May 2024 and began customer and dealer demonstrations in September 2024.

In 2025, Nuvera expects full-year revenues to increase over prior year largely due to HydroChargeTM. The margin benefits from this increased revenue are likely partly offset by a modest increase in product development costs year-over-year to support further development on Nuvera’s more powerful 125kW fuel cell engine. In total, 2025's operating results are expected to improve modestly compared to 2024, in part due to benefits realized from the 2024 force reduction action.

Consolidated
The Company continues to make progress in establishing the groundwork for achieving its goal of generating 7% operating profit margins across a business cycle in the Lift Truck and Bolzoni businesses. In periods of robust demand, like those experienced in 2024, the Company exceeded its target margin levels. However, as outlined above, the Company's 2025 revenues, production levels and profits are expected to decline significantly compared to robust 2024 results. This aligns with the Company's view on the business cycle, which is expected to trough in the first half of 2025, after peaking in the two prior years.

Hyster-Yale continues to focus on cash generation and accretive capital allocation. The Company made progress on working capital efficiency throughout 2024, but the improvement was below expectations. Intense efforts to accelerate improvements, particularly in inventories, are underway and are expected to generate further improvements in 2025. Overall, the Company expects cash flow from operations in 2025 to remain strong and comparable at 2024 levels, with improved working capital efficiency offset by lower net income. The Company is focused on the ongoing transformation of its business partly through significant capital investments in advanced products and manufacturing efficiency. For 2025, capital expenditures are projected to range between $40 million and $80 million. This wide range of capital spending outcomes is due to current economic and geopolitical uncertainty, particularly in the U.S. and EMEA. Management will monitor spending during the first half of the year and may accelerate investments if the market accelerates and share increases as expected in 2025. As the Company continues to generate cash, it will continue to follow its disciplined capital allocation framework to further reduce leverage, make strategic investments to support profitable business growth, and continue to generate strong returns for its shareholders.

Long-Term Objectives
Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It strives to do this through its two customer promises: first, to provide optimal solutions for our customers, and second, to provide exceptional customer care. Ongoing execution of established strategic initiatives and key projects, as well as the manufacturing footprint improvement measures previously mentioned, should help the Company fulfill these promises and achieve long-term revenue and operating profit growth rates above the material handling market's expected growth rates. The Company believes these actions will contribute to an increased and sustainable lift truck and attachment competitive advantage over time. In addition, the Company believes that Nuvera's revenues can increase over future years, bringing additional value to Hyster-Yale's shareholders.

Further information regarding the Company's strategic initiatives can be found in the Company's Q4 2024 Investor Deck. This presentation, currently available on the Hyster-Yale website, elaborates on the strategies that are critical for Hyster-Yale's long-term prospects. The Company encourages investors to review this material to ensure a clear understanding of Hyster-Yale's future direction.

*****

Conference Call
The management of Hyster-Yale, Inc. will conduct a conference call with investors and analysts on Wednesday, February 26, 2025, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investor-overview. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Annual Report on Form 10-K
Hyster-Yale, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9611, or from Hyster-Yale, Inc.'s website at www.hyster-yale.com.

Reconciliations and Other Measures
The Company uses certain financial measures not in accordance with U.S. generally accepted accounting principles ("GAAP") to analyze and manage the performance of the Company. These include, Adjusted Operating Profit (Loss), Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA and Net Debt.

Adjusted Operating Profit (Loss), Adjusted Net Income and Adjusted Diluted Earnings per Share exclude restructuring and impairment charges, referred to in the release as manufacturing footprint improvement and operational optimization charges, from the comparable GAAP measurement. The Company believes that these adjusted measures provide investors with a useful perspective on underlying business results and trends, and help with assessing period-over-period results. Reconciliations of adjusted results to the most directly comparable GAAP measures are included in the financial highlights.

Adjusted EBITDA and Net Debt are provided as supplemental measures. Adjusted EBITDA is defined as income (loss) before income taxes and noncontrolling interests plus restructuring and impairment charges, referred to in the release as manufacturing footprint improvement and operational optimization charges, net interest expense and depreciation and amortization expense. Net Debt is defined as debt less cash. These measures are not GAAP measurements and should not be considered as substitutes for operating profit (loss), net income (loss) or debt. Management believes that these measures help investors understand the Company's results of operations.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the imposition of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from increased trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new, changes to U.S. trade policy and tariffs as well as retaliatory tariffs imposed by other countries where the Company does business, (3) delays in manufacturing and delivery schedules, (4) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (5) customer acceptance of pricing, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (8) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (9) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (11) the successful commercialization of Nuvera's technology, (12) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (15) product liability or other litigation, warranty claims or returns of products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) the ability to attract, retain, and replace workforce and administrative employees, (18) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (19) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments and hydrogen fuel cell power products aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

*****

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
	(In millions, except per share data)

Revenues	$1,067.5	$1,027.2	$4,308.2	$4,118.3
Cost of sales	859.9	817.5	3,412.7	3,332.7
Gross Profit	207.6	209.7	895.5	785.6
Selling, general and administrative expenses	153.9	161.0	628.1	576.9
Restructuring and impairment charges[1]	21.4	—	22.6	—
Operating Profit	32.3	48.7	244.8	208.7
Other (income) expense
Interest expense	7.7	9.1	33.8	37.3
Loss (income) from unconsolidated affiliates	1.2	(2.0)	(5.5)	(9.8)
Other, net	(0.6)	(0.1)	(2.5)	0.2
Income before Income Taxes	24.0	41.7	219.0	181.0
Income tax expense	13.3	16.0	74.8	52.9
Net income attributable to noncontrolling interests	(0.2)	(0.3)	(0.7)	(0.6)
Net income attributable to redeemable noncontrolling interests	—	—	(0.3)	(0.7)
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.2)	(0.9)	(0.9)
Net Income Attributable to Stockholders	$10.3	$25.2	$142.3	$125.9

Basic Earnings per Share	$0.59	$1.47	$8.16	$7.35
Diluted Earnings per Share	$0.58	$1.43	$8.04	$7.24

Basic Weighted Average Shares Outstanding	17.476	17.184	17.442	17.137
Diluted Weighted Average Shares Outstanding	17.815	17.568	17.710	17.385

[1] - Restructuring and impairment charges are referred to in the earnings release as "manufacturing footprint improvement and operational optimization charges".

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	Unaudited
	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
	(In millions)
Revenues
Americas	$800.2	$708.4	$3,222.5	$2,899.3
EMEA	175.4	221.1	707.6	820.5
JAPIC	46.0	52.0	183.7	201.1
Lift Truck Business	$1,021.6	$981.5	$4,113.8	$3,920.9
Bolzoni	82.9	87.3	379.1	375.3
Nuvera	0.4	0.2	1.4	4.3
Eliminations	(37.4)	(41.8)	(186.1)	(182.2)
Total	$1,067.5	$1,027.2	$4,308.2	$4,118.3

Gross profit (loss)
Americas	$167.0	$151.1	$695.0	$564.9
EMEA	22.2	37.6	108.1	121.0
JAPIC	2.6	4.1	16.6	25.5
Lift Truck Business	$191.8	$192.8	$819.7	$711.4
Bolzoni	17.9	19.4	85.4	82.2
Nuvera	(1.8)	(2.4)	(9.6)	(8.2)
Eliminations	(0.3)	(0.1)	—	0.2
Total	$207.6	$209.7	$895.5	$785.6

Operating profit (loss)
Americas	$71.8	$55.0	$318.1	$233.1
EMEA	(11.8)	6.0	(11.4)	12.1
JAPIC	(14.7)	(6.8)	(30.0)	(15.6)
Lift Truck Business	$45.3	$54.2	$276.7	$229.6
Bolzoni	(4.4)	2.6	9.1	15.3
Nuvera	(8.3)	(8.0)	(41.0)	(36.4)
Eliminations	(0.3)	(0.1)	—	0.2
Total	$32.3	$48.7	$244.8	$208.7

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
			Twelve Months Ended
			December 31
			2024	2023
			(In millions)
Net cash provided by operating activities			$170.7	$150.7
Net cash used for investing activities			(47.6)	(34.5)
Cash Flow Before Financing Activities			$123.1	$116.2

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(In millions)
Debt	$440.7	$465.8	$501.9	$474.8
Cash	96.6	75.6	66.5	62.2
Net Debt	$344.1	$390.2	$435.4	$412.6

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(In millions)
Accounts Receivable	$488.4	$542.5	$578.7	$520.5
Inventory	754.3	855.3	790.7	841.9
Accounts Payable	455.5	533.9	513.5	572.8
Working Capital	$787.2	$863.9	$855.9	$789.6
	/

HYSTER-YALE, INC.
ADJUSTED EBITDA RECONCILIATION
	3/31/2024	6/30/2024	9/30/2024	12/31/2024	LTM 12/31/2024
	(In millions)
Net Income Attributable to Stockholders	$51.5	$63.3	$17.2	$10.3	$142.3
Noncontrolling interest income and dividends	0.3	0.6	0.6	0.4	1.9
Income tax expense	25.1	26.1	10.3	13.3	74.8
Interest expense	8.9	8.8	8.4	7.7	33.8
Interest income	(1.1)	(0.8)	(0.5)	(0.4)	(2.8)
Depreciation and amortization expense	11.7	12.4	11.7	11.8	47.6
Restructuring and impairment charges[1]	—	—	1.2	21.4	22.6
Adjusted EBITDA	$96.4	$110.4	$48.9	$64.5	$320.2

[1] - Restructuring and impairment charges are referred to in the earnings release as "manufacturing footprint improvement and operational optimization charges".

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED RESULTS

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
	(In millions, except per share data)

Operating Profit	$32.3	$48.7	$33.1	$244.8	$208.7
Adjustments:
Restructuring and impairment charges[1]	21.4	—	1.2	22.6	—
Adjusted Operating Profit	$53.7	$48.7	$34.3	$267.4	$208.7

Net Income Attributable to Stockholders	$10.3	$25.2	$17.2	$142.3	$125.9
Adjustments:
Restructuring and impairment charges[1]	21.4	—	1.2	22.6	—
Income tax expense[2]	(5.6)	—	(0.3)	(5.9)	—
Adjusted Net Income Attributable to Stockholders	$26.1	$25.2	$18.1	$159.0	$125.9

Diluted earnings per share	$0.58	$1.43	$0.97	$8.04	$7.24
Adjustments:
Restructuring and impairment charges[1]	1.20	—	0.07	1.27	—
Income tax expense[2]	(0.31)	—	(0.02)	(0.33)	—
Adjusted diluted earnings per share	$1.47	$1.43	$1.02	$8.98	$7.24

[1] - Restructuring and impairment charges are referred to in the earnings release as "manufacturing footprint improvement and operational optimization charges".
[2] - Tax adjustment at statutory rate of 26%.

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED OPERATING PROFIT (LOSS)

	Q4 2024	Q4 2023	Q3 2024
	(In millions)

Americas
Operating profit (loss)	$71.8	$55.0	$52.7
Adjustments:
Restructuring and impairment charges[1]	6.8	—	—
Adjusted operating profit	$78.6	$55.0	$52.7
EMEA
Operating profit (loss)	$(11.8)	$6.0	$(9.6)
Adjustments:
Restructuring and impairment charges[1]	2.4	—	—
Adjusted operating profit (loss)	$(9.4)	$6.0	$(9.6)
JAPIC
Operating profit (loss)	$(14.7)	$(6.8)	$(4.1)
Adjustments:
Restructuring and impairment charges[1]	7.6	—	1.0
Adjusted operating profit (loss)	$(7.1)	$(6.8)	$(3.1)
Lift Truck
Operating profit (loss)	$45.3	$54.2	$39.0
Adjustments:
Restructuring and impairment charges[1]	16.8	—	1.0
Adjusted operating profit	$62.1	$54.2	$40.0
Bolzoni
Operating profit (loss)	$(4.4)	$2.6	$6.2
Adjustments:
Restructuring and impairment charges[1]	4.3	—	—
Adjusted operating profit (loss)	$(0.1)	$2.6	$6.2
Nuvera
Operating profit (loss)	$(8.3)	$(8.0)	$(11.8)
Adjustments:
Restructuring and impairment charges[1]	0.3	—	0.2
Adjusted operating profit (loss)	$(8.0)	$(8.0)	$(11.6)
Total
Operating profit (loss)	$32.3	$48.7	$33.1
Adjustments:
Restructuring and impairment charges[1]	21.4	—	1.2
Adjusted operating profit	$53.7	$48.7	$34.3
1 - Restructuring and impairment charges are referred to in the earnings release as "manufacturing footprint improvement and operational optimization charges".